EXHIBIT 99.1

CMS Bancorp, Inc. Announces Application to Participate in the Treasury 'TARP' Program, a Second 5 Percent Stock Repurchase and September 30, 2008 Fiscal Year End Results

WHITE PLAINS, N.Y., Nov. 14, 2008 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company") parent of Community Mutual Savings Bank, announced that the Company's Board of Directors has approved the application filing for $3.2 million of preferred stock funding under the U.S. Treasury Department Emergency Economic Stabilization Act and a second 5% Stock Repurchase Plan which authorizes the Company to buy back up to 93,715 shares of the outstanding stock of the Company. The buy back will be administered as a 10b5-1 plan by Stifel Nicolaus, the Company's investment banker; however, there is no guarantee as to the exact number of shares which may be repurchased by the Company or the timing of any such repurchases.

President and CEO John Ritacco stated that "during these difficult and volatile economic times we will consider all appropriate financial tools which will help to ensure the strength, stability and liquidity of the Company." With respect to the "TARP" program, Ritacco noted that "the Company is still in the process of evaluating the potential need and impact of the program. A final decision to participate will be made in the next month after evaluating the uses of the capital and the restrictions that the program would impose on the Company, including the potential restrictions on stock repurchases."

Additionally, Mr. Ritacco stated that "during 2008 we have focused on improving our in-branch customer experience and have successfully relocated our Eastchester, White Plains and Greenburgh offices to new and more convenient locations, which, we believe, will provide a much improved retail banking experience for our customers. During 2009, we plan to expand our geographic reach by opening a new branch office in Mount Kisco, NY. This office will represent our fifth branch and will help to grow our deposit and loan portfolios. We will continue to look for other expansion opportunities, through new branches and acquisitions."

Commenting on the stock repurchase programs, President and CEO Ritacco, stated that "we believe that the repurchase of CMS Bancorp common stock at this time represents the most attractive use of capital, as part of a broad long-term capital management strategy which considers future growth, earnings and dividends as well as acquisition and other opportunities." Under the prior stock repurchase plan 98,647 shares of the Company's common stock were repurchased for $999,000, or an average price of $10.13 per share. In addition, during the year ended September 30, 2008, an independent trustee purchased 82,206 shares of the Company's common stock to fund the Management Recognition Plan for $856,000.

The Company incurred a net loss of $857,000 for the year ended September 30, 2008, compared to a net loss of $803,000 for the year ended September 30, 2007. The increase in the net loss reflects an increase in net interest income, offset by an increase in non-interest expenses. Non-interest expense increased in the year ended September 30, 2008 as compared to 2007 as a result of higher salaries and benefits, higher occupancy costs, professional fees and other expenses, partially offset by the fact that there was no contribution to the Community Mutual Charitable Foundation in 2008.

The increase in net interest income reflects the growth and diversification of the loan portfolio, which grew from $146.7 million as of September 30, 2007 to $181.1 million at September 30, 2008. Growth in the loan portfolio was funded from cash equivalents and borrowings from the Federal Home Loan Bank of New York. Deposits grew by $11.3 million in the year ended September 30, 2008 to $128.8 million. Commenting on the growth in net interest income and the increases in operating expenses, Mr. Ritacco stated that "we have made significant changes to the Bank by investing in our branches, technology and people during the past two years. We believe that we are now in a position to offer our customers the highest level of products and customer service while continuing to grow the Bank, remain competitive and provide a return to our shareholders."

While the banking industry in general continues to deal with an increased level of loan delinquencies and defaults, particularly in the subprime sector, the Company has not experienced such an increase in past due loans or delinquencies to date, due primarily to the Bank's conservative underwriting standards. As of September 30, 2008, the Company had no non-performing loans and the allowance for loan losses was 0.28% of loans, compared to 0.18% as of September 30, 2007.

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to CMS Bancorp include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of the Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. These factors could affect CMS Bancorp's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither CMS Bancorp nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                           CMS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (Unaudited, In thousands)

                                                   Sept. 30,  Sept. 30,
                                                     2008       2007
                                                   --------   --------
 ASSETS
 Cash and cash equivalents                         $  5,402   $ 17,540
 Investment securities                               10,370      4,565
 Loans, net                                         181,133    146,701
 Other assets                                         7,025      4,700
                                                   --------   --------
 Total assets                                      $203,930   $173,506
                                                   ========   ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits                                          $128,757   $117,500
 Borrowed money                                      51,381     30,366
 Other liabilities                                    2,083      1,286
                                                   --------   --------
 Total Liabilities                                  182,221    149,152
 Stockholders' equity                                21,709     24,354
                                                   --------   --------
 Total liabilities and stockholders' equity        $203,930   $173,506
                                                   ========   ========

                           CMS Bancorp, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, In thousands, except per share data)

                                  Three Months Ended    Year Ended
                                     September 30,     September 30,
                                  -----------------  -----------------
                                    2008      2007     2008      2007
                                  --------  -------  --------  -------

 Interest income                   $ 2,760   $2,263  $ 10,291  $ 7,505
 Interest expense                    1,118      973     4,574    3,011
                                  --------  -------  --------  -------
 Net interest income                 1,642    1,290     5,717    4,494
 Provision for loan losses             133       30       248       60
                                  --------  -------  --------  -------
 Net interest income after
  provision for loan losses          1,509    1,260     5,469    4,434
 Non-interest income                    53       67       322      279
 Non-interest expense                2,193    1,302     7,044    5,509
                                  --------  -------  --------  -------
 Income (loss) before income
  taxes                              (631)       25   (1,253)     (796)
 Income tax (benefit) expense        (231)       15     (396)        7
                                  --------  -------  --------  -------
 Net income (loss)                 $ (400)     $ 10   $ (857)   $ (803)
                                  ========  =======  ========  =======

 Net (loss) per common share      $ (0.22)   $ 0.01  $ (0.47)  $ (0.38)
                                  ========  =======  ========  =======

CONTACT:  CMS Bancorp, Inc.
          John Ritacco, President & CEO
          (914) 422-2700